News Release

Berry Petroleum Company                          Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:  ir@bry.com
Bakersfield, California 93309-0640             Internet:  www.bry.com

Contacts:Robert F. Heinemann, President and CEO
         Ralph J. Goehring, Executive Vice President and CFO


BERRY PETROLEUM ACQUIRES NATURAL GAS ASSETS IN NORTHEASTERN COLORADO

Bakersfield, CA - December 6, 2004 - Berry Petroleum Company (NYSE:BRY) announced a Purchase and Sale Agreement with J-W Operating Company and others to acquire their interests in the Niobrara fields in northeastern Colorado for approximately $110 million. These properties consist of over 130,000 gross acres and the Company, as operator, will have a working interest of approximately 52%. Current production, net to Berry's interest, is 9 MMcf (million cubic feet) of natural gas per day, with estimated proved natural gas reserves of 87 Bcf (billion cubic feet). The acquisition also includes approximately 200 miles of a pipeline gathering system and gas compression facilities for delivery into interstate gas lines. Approximately 10% of the value is attributable to the pipeline and compression systems.

Robert F. Heinemann, president and CEO, stated, "This acquisition will establish another significant core area of growth for the Company in the Rockies and adds a large long-life natural gas producing asset to our predominantly oil-based portfolio. We estimate proved developed reserves to be approximately 34 Bcf and believe that development of the assets carries relatively low geologic risk with low development and operating costs. Through ongoing development, production from the properties is projected to increase more than 15% a year for the next four years. The focus of the development will be infill drilling to 40-acre spacing. We expect our capital budget for the properties in 2005 to be in the $4 to $8 million range. Upon closing, our new Companywide production target for 2005 is in excess of 23,000 barrels of oil equivalent per day."

The effective date of the transaction is November 1, 2004. Closing of the transaction, which is subject to standard conditions, is expected during the first quarter of 2005. The purchase will be financed by bank borrowings under the Company's existing credit facility. J-W Operating Company was advised by Waterous & Co. in this transaction.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California and was ranked number 25 by Forbes Magazine on its 2004 "200 Best Small Companies" list.

"Safe harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil, gas and electricity, drilling, development and operating risks, a limited marketplace for electricity sales within California, counterparty risk, competition, environmental risks, litigation uncertainties, the availability of drilling rigs and other support services, legislative and/or judicial decisions and other government or Tribal regulations.



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